Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-126752 on Form S-8 of our reports dated February 27, 2007, relating to the consolidated financial statements and financial statement schedule of Lazard Ltd, and management’s report on the effectiveness of internal control over financial reporting appearing in this annual report on Form 10-K of Lazard Ltd for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

New York, New York

February 27, 2007